Exhibit 10.1

4 West 4th Ave., Suite 400 San Mateo, CA 94402	(650) 458-2670 Tel. (415) 875-7075 Fax

July 15, 2010

Richard Brewer
5 Bird Hill Lane
Santa Cruz, CA 95060

Re: Employment Agreement

Dear Dick:

Nile Therapeutics, Inc. (the “Company”) is pleased to offer you the following agreement regarding your employment as Executive Chairman of the Company (the “Agreement”).

1.           Employment. The Company hereby agrees to employ you and you hereby accept such employment upon the terms and conditions set forth herein and agree to perform such duties as are commensurate with your office as prescribed by the Board of Directors of the Company. Your appointment to the Company’s Board of Directors at the inception of your employment shall be a condition to your employment under this Agreement. This Agreement shall become effective upon commencement of your employment with the Company, which shall occur on or before August 1, 2010 (the “Effective Date”).

2.           Duties. You shall render services to the Company as its Executive Chairman and shall report to the Company’s Board of Directors. The Chief Executive Officer of the Company shall” report” to you in the normal course of activities, as you are the point person for the board and management interface. As the Executive Chairman of the Board, your duties and responsibilities will also include the following:

•
Serve as the leader of the Board of Directors, including setting the Board’s agenda (in consultation with the CEO, as well as other directors), presiding over meetings of the Board, and acting as a regular communication channel between the Board and CEO.

•	Have overall responsibility for the development and the execution of the Company’s strategic objectives.
•	Assist the CEO to oversee operational aspects involved in running the Company, including assisting with planning, budgeting, evaluation of growth opportunities and implementation of Board directives.
•	As appropriate from time to time, meet with the Company’s key stockholders, investors, analysts, collaboration partners and other stakeholders.

During the term of your employment hereunder, you shall devote to the Company so much of your business time, skill and attention as are reasonably required for the performance of your duties. It is understood that the work- load as Chairman will vary considerable. In general however, it is expected that two days per week will be required, on average, to perform the duties contemplated in this agreement.  The Company will permit you to continue to serve on the boards of directors of other corporations, provided that such service does not interfere with your duties to the Company as its Executive Chairman, or conflict with your fiduciary obligations to the Company; and further provided, that the Board of Directors may review the impact of your outside activities on your duties to the Company at any time.

3.            Compensation.

(a)   For all services rendered and to be rendered hereunder, and for the other agreements by you contained herein, the Company agrees to pay you, and you agree to accept an initial annualized salary of $240,000.00, payable semi-monthly or otherwise in accordance with the Company’s regular payroll practices in effect from time to time. Such salary shall be subject to such deductions or withholdings as the Company is required to make pursuant to law, or by further agreement with you.

(b)   Upon the Effective Date, you will be granted a 10-year option to purchase 450,000 shares of the Company’s Common Stock (the “Initial Option”).  The exercise price for the Initial Option shall be equal to the fair market value of the Common Stock at the time of grant as determined by the Company’s Board of Directors. The Initial Option shall be fully vested and immediately exercisable upon the date of grant. Subject to the foregoing, the Initial Option will be subject to the terms and conditions of the Company’s Amended & Restated 2005 Stock Option Plan (the “Plan”) in effect at the time of grant, and a stock option agreement between you and the Company in the Company’s standard form for use under the Plan.

(c)    In addition to the Initial Option, at the first meeting of the Company’s Board of Directors following both the Effective Date and the date the Company’s stockholders approve an amendment to the Plan increasing the number of shares of Common Stock authorized for issuance thereunder to 9,500,000 shares, you will be entitled to a 10-year stock option to purchase 900,000 shares of Common Stock (the “Additional Option,” and together with the Initial Option, the “Stock Options”).  The exercise price for the Additional Option shall be equal to the fair market value of the Common Stock at the time of the grant, as determined by the Company’s Board of Directors. The right to purchase the shares subject to the Additional Option shall vest and become exercisable in eight equal quarterly installments beginning on September 30, 2011 and continuing on the last day of each calendar quarter thereafter until fully-vested; provided, however, that the vesting of the Additional Option shall accelerate and become immediately vested and exercisable in its entirety upon a “change of control” of the Company (as such term is define in the Plan). Subject to the foregoing, the Additional Option will be subject to the terms and conditions of the Plan in effect at the time of grant, and a stock option agreement between you and the Company in the Company’s standard form for use under the Plan.

(d)    Subject to and in accordance with Company policy in effect from time to time, you will be reimbursed for all of your out-of-pocket expenses incurred in connection with the Company’s business.  You agree to provide reasonable documentation of these expenses.

(e)    You will also be eligible to participate in the Company’s benefit plans based on the eligibility criteria for each of those plans as they become available, which plans will remain subject to change from time to time at the Company’s discretion; provided, that you and the Company have agreed that you will maintain your own health insurance for yourself and your dependents and that you will not participate in any Company-provided or sponsored health insurance plan.

(f)     In addition to the compensation terms set forth above, the Board, in its sole and absolute discretion, may from time to time grant or establish such other compensation plans or awards as it determines are appropriate under the circumstances.

4.            Termination.  Subject to the terms and conditions of this letter agreement, you and the Company each acknowledge that your employment relationship with the Company is at-will and that either party has the right to terminate your employment with the Company at any time for any reason whatsoever, with or without cause, upon thirty (30) days advance notice. In the event of such termination, you agree to tender your resignation as a director of the Company.  Nothing in this Agreement alters the at-will nature of your employment relationship with the Company. Any contrary representations or agreements, which may have been made to you, are superseded by this Agreement.

5.            Other Agreements.  Your employment will be further subject to all Company policies, manuals and guidelines in effect from time to time.  In addition, you will be required to sign a confidentiality, invention assignment and non-solicitation agreement in the Company’s standard form.

6.           Miscellaneous.  Except as specifically set forth herein, this Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to your employment terms. This Agreement, the agreements evidencing the Stock Options and the confidentiality, invention assignment and non-solicitation agreement are entered into without reliance on any promise or representation, written or oral, or other than those expressly contained herein and therein, and supersede any other such promises, warranties or representations. This Agreement may not be modified or amended except in writing signed by you and a duly authorized officer of the Company. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

Please sign below to indicate your understanding and acceptance of this Agreement and return the signed original to me at your earliest convenience.

Very truly yours,

Nile Therapeutics, Inc.

/s/ Joshua A. Kazam
Joshua A. Kazam
Chief Executive Officer

Acknowledged and agreed to
This 16th day of July, 2010:

/s/ Richard Brewer
Richard Brewer